May 27, 1997
                      Page 1

                                                                     Exhibit 5.1

July 26, 1999


InfoNow Corporation
1875 Lawrence Street, Suite 1100
Denver, CO 80202


Gentlemen:

We have acted as counsel to InfoNow Corporation (the "Company") in connection with the preparation and filing of a Registration Statement on Form S-8 ("Registration Statement") covering registration under the Securities Act of 1993 of 500,000 shares of the Company's Common Stock, par value $.001 per share ("Shares"). The Shares are offered pursuant to the InfoNow Corporation 1990 Stock Option Plan.

Based on the foregoing, and assuming that the Shares will be sold according to the Registration Statement at a time when effective and that there will be compliance with all applicable securities laws involved in those states in which the shares may be sold, we are of the opinion that, upon issuance of the Shares according to the Registration Statement and receipt of the consideration to be paid for the Shares, the Shares will be validly issued, fully paid and nonassessable shares of Common Stock of the Company.

We  consent  to the  use of  this  opinion  as an  exhibit  to the  Registration
Statement.

Sincerely,

/s/ Chrisman, Bynum & Johnson, P.C.
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CHRISMAN, BYNUM & JOHNSON, P.C.